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                                                                    EXHIBIT 4.1


                           ARTICLES OF INCORPORATION

                                       OF

                          WATSON PHARMACEUTICALS, INC.


                                   ARTICLE I

         The name of the corporation is WATSON PHARMACEUTICALS, INC.


                                   ARTICLE II

         The principal office of the corporation shall be located at One East First Street, Reno, Nevada 89501.


                                  ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Nevada General Corporation Law.


                                   ARTICLE IV

         The name and address in this State of the corporation's initial agent for service of process is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.


                                   ARTICLE V

         The Corporation is authorized to issue a total of Five Hundred and Two Million Five Hundred Thousand (502,500,000) shares of stock, Five Hundred Million (500,000,000) shares of which shall be classified as common stock, $.0033 par value per share, and Two Million Five Hundred Thousand (2,500,000) shares of which shall be classified as preferred stock, no par value per share. The holders of both classes of stock shall not be entitled to exercise cumulative voting or preemptive rights.





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         The voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designation in respect of the shares of the preferred stock shall be as stated in the resolution or resolutions providing for the issuance of such preferred stock adopted or to be adopted by the Board of Directors of the Corporation pursuant to the authority hereby expressly vested in the Board of Directors of the Corporation by these Articles of Incorporation.


                                   ARTICLE VI

         The members of the governing board shall be called directors of the Corporation. The number of directors of the Corporation shall be nine (9).
The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At the annual meeting of stockholders of the Corporation to be held in the year 1995, the Corporation shall designate the slate of directors to be elected by the stockholders as Class I, Class II and Class III directors, except that for such 1995 annual meeting only eight (8) directors shall be elected by the stockholders and the ninth director position shall be vacant. The initial term of office of the Class I directors shall expire at the annual meeting of the stockholders held in the year 1996. The initial term of office of the Class II directors shall expire at the annual meeting of stockholders held in the year 1997. The initial term of office of the Class III directors shall expire at the annual meeting of stockholders held in the year 1998. At each annual meeting of the stockholders after the annual meeting held in the year 1995, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly





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as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office. The annual meeting of stockholders shall be held each year on a date and at a time designated by the Board of Directors of the Corporation.

         Subject to the rights, if any, of holders of any series of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors or by reason of the vacancy following the annual meeting of the stockholders held in the year 1995 may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum. Any directors elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

          The number of directors shall be established in and shall be subject to change by amendment of the Bylaws of the corporation. The names and addressees of the initial board members are as follows:


         Hsi Hsiung Chao:              65 Misty Acres Road
                                       Rolling Hills Estates, California 90274


         Allen Y. Chao:                1585 North Milwaukee Avenue
                                       Unit 2
                                       Libertyville, Illinois 60048






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         Richard Y. Chao:             5 Ninos
                                      Irvine, California 92714

         Agnes Y. Kung:               65 Misty Acres Road
                                      Rolling Hills Estates, California 90274

         David C. Hsia:               1585 North Milwaukee Avenue
                                      Unit 2
                                      Libertyville, Illinois 60048

         Michael J. Feldman:          8300 Sears Tower
                                      233 South Wacker Drive
                                      Chicago, Illinois 60606


                                  ARTICLE VII

         Capital stock, after the amount of the subscription price has been paid in to the corporation is not subject to assessment to pay debts of the corporation.


                                  ARTICLE VIII

         The name and address of the incorporator is as follows:

                 V. Miller, P.O. Box 2311, Reno, Nevada 89501


                                   ARTICLE IX

         The corporation shall have perpetual existence.


                                   ARTICLE X

         The shareholders of the corporation shall individually have such authority as are granted shareholders of corporations by the General Corporation Law of Nevada, including the authority to cast votes for the election or removal of Directors of the Corporation.


                                   ARTICLE XI

         No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except





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for liability (a) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of distributions in violation of Section 78.300 of the Nevada General Corporation Law.

         Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.


                                  ARTICLE XII

         1. To the extent not prohibited by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to





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the best interests of the Corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. To the extent not prohibited by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation. Indemnification may not be made for any claim issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper, all subject to the restrictions set forth in Section 78.751 of the Nevada General Corporation Law.

         3. To the extent that a director, officer, employee or agent of a Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 of Article XII, or in defense of any claim, issue or matter therein, he must be





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indemnified by the Corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         4. Any indemnification under subsections 1 and 2 of Article XII, unless ordered by a court or advanced pursuant to subsection 5 of Article XII, may be made by the Corporation only as authorized in the specific case upon determination that indemnification of the director, officer, employee or agent is proper in the circumstances by (a) the stockholders of the Corporation; (b) the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding; (c) independent legal counsel in a written opinion if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders; and (d) independent legal counsel in a written opinion if a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained.

         5. The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any proceeding, in advance of the final disposition of such proceeding; provided, however, that, if required by the Nevada General Corporation Law, such expenses incurred by or on behalf of any director or officer may be paid in advance of the final disposition of the action, suit or proceeding only upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.





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         6.  The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article XII (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under these Articles of Incorporation, or any By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action (b) continues as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the heirs, executors and administrators of such person.


Dated:  January 2, 1985


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                                                  V.  Miller, Incorporator





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